FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:
Brandon Davis, 312-822-5167 / 312-834-6091
Sarah Pang, 312-822-6394 / 312-607-5544

CNA WORLDWIDE FIELD OPERATIONS PRESIDENT TO RETIRE
CHICAGO, October 31, 2017 -- CNA today announced that the Company's Worldwide Field Operations President, Tim Szerlong, is retiring, effective December 31, 2017. Szerlong’s retirement brings to a close a notable insurance career of nearly 43 years.
"During his eight years at CNA, Tim has been instrumental in building our robust branch network and advancing our brand across the globe with the many brokers and agents we serve. Our Field network is a true competitive advantage, and I am confident in that platform as an engine to grow our profits and differentiate us from our competition. Tim will continue to lead our Field network through the end of the year, and I will work closely with him on his transition," said Dino E. Robusto, Chairman and Chief Executive Officer, CNA.
In his role leading the Field network, Szerlong has been responsible for driving enterprise growth and consistent customer experiences in all of CNA’s locations around the world. He leads CNA’s Distribution Management, five U.S. zones and all branch locations.

About CNA
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.
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